Mail Stop 04-06

      February 18, 2005

Paul E. Atkiss
Chief Financial Officer
Viper Networks, Inc.
10373 Roselle Street, Suite 170
San Diego, CA  92121
(858) 452-8737

Re:   	Viper Networks, Inc.
Form 8-K, Date of Report August 24, 2004, filed December 30, 2004, amended January 14, 2005
Form 8-K, Date of Report January 20, 2005, filed January 27, 2005, amended February 4, 2005, February 7, 2005, and February 15, 2005
      File No. 000-32939

Dear Mr. Atkiss:

	We have completed our review of your Item 4.01 Form 8-Ks and do not, at this time, have any further comments.


Sincerely,


							Craig Wilson
							Senior Assistant Chief
Accountant


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